EXHIBIT 10.19

Management Agreement

This Management Agreement (herein referred to as “Agreement”) is between QMed BILLING, Inc., a Florida Corporation (“QMed”) and Southeast Financial Systems, Inc., a Florida Corporation (herein referred to as “SEMFS”).  The Parties agree to the following:

A)

SEMFS is seeking assistance in building its business and affiliation with more physicians.

B)

SEMFS is seeking assistance in the areas of marketing, development, human resource management, sales, IT and other areas of business.

C)

QMed has an interest in assisting SEMFS by providing additional services to its affiliated physician base; providing platform for new expansion.

D)

QMed has the people and capital resources to assist SEMFS in achieving its goals.

E)

For the sum of $100 and the promise to assist in total operations of SEMFS for a period of 210 days, SEMFS assigns all revenues and disclosed expenses to QMed, and QMed accepts such assignment.

F)

Effective December 1, 2006, QMed agrees for 210 days to make all disclosed payments, provide resources as necessary and secure the ongoing operation of SEMFS.

G)

Effective December 1, 2006, QMed agrees to pay Lorn Leitman compensation of $5,000 monthly and Teresa Stone at a rate of $17.00 per hour, from the funds derived from SEMFS and QMed collectively.  This is not an employment agreement under this management services contract.

H)

Effective December 1, 2006, all employees of SEMFS, including Teresa Stone, will remain employees of SEMFS and no employee-employer relationship will be created by this agreement, from current employees or SEMFS and QMed or its affiliates.

I)

Effective December 1, 2006, QMed will assist in the day to day management of SEMFS for up to 210 days while SEMFS and The Quantum Group, Inc. (“QTUM”) continue towards an acquisition.

J)

Effective December 1, 2006, all new business provided or generated by QMed directly by its actions, advertising or secured through its contractual relationships will be retained by QMed if this agreement is terminated or expires.  SEMFS agrees not to solicit such clients of QMed.

K)

QMed agrees not to solicit SEMFS’s current clients, employees or business relationships if this agreement is canceled or terminated.

L)

Any party can cancel this agreement if:

1)

A firm agreement to purchase SEMFS is not executed in 60 days.

2)

A closing is not done within 210 days.

3)

Any other reason – with 10 day notice.

If canceled by QMed, QMed will forfeit all advances made to SEMFS without further recourse.  If canceled by SEMFS, SEMFS will reimburse QMed for any funds advanced to SEMFS by QMed within 60 days of termination.  In either case, the parties will return to their pre-arrangement status.

M)

Any conflict arising out of this agreement will be settled by binding arbitration by The American Arbitration Association, Inc., Miami, Florida.

IN WITNESS THEREOF, the parties have read this Agreement and fully understand its contents and their respective rights and responsibilities under this Agreement, executed this 1st day of December, 2006.

QMed Billing, Inc. (“QMed”)

/s/ Noel J. Guillama
Noel J. Guillama, President

Southeast Financial Systems, Inc. (“SEMFS”)

/s/ Lorn Leitman
Lorn Leitman, President